Form F-4

Exhibit 5.1.1

[Date]

Acetex L.L.C.

c/o Acetex Corporation

750 World Trade Center

999 Canada Place

Vancouver, BC

Canada, V6C 3E1

Re:          Acetex L.L.C.
Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special counsel to Acetex L.L.C., a limited liability company organized under the laws of the State of Delaware (the “Company”), in connection with the public offering of up to $75,000,000 aggregate principal amount of 10 7/8% Senior Notes due 2009 (the “Exchange Notes”) of Acetex Corporation, an Alberta, Canada corporation  (“Acetex”).  The Indenture, dated as of August 7, 2001 (the “Base Indenture”) by and among Acetex, the Company, Acetex B.V., a Netherlands company (“Acetex BV”) and The Bank of New York, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1 thereto, dated as of August 5, 2003 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), provides for the guarantee of the Exchange Notes by the Company (the “LLC Guarantee”), Acetex BV (the “BV Guarantee”), AT Plastics Inc. (“AT Plastics”), an Ontario, Canada corporation (the “AT Plastics Guarantee”) and Alberta AG-Industries, Ltd. (“Alberta AG”), an Alberta, Canada corporation (the “Alberta AG Guarantee” and, together with the LLC Guarantee, the BV Guarantee and the AT Plastics Guarantee, the “Guarantees”) to the extent set forth in the Indenture.  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 10 7/8% Senior Notes due 2009 of Acetex (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated August 5, 2003 (the “Registration Rights Agreement”), by and among the Company, Acetex BV, AT Plastics and Alberta AG (together, the “Guarantors”), Acetex, UBS Securities LLC and J.P. Morgan Securities, Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)            the combined Registration Statement on Form F-10 and Form F-4 relating to the Exchange Notes and the Guarantees filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)           an executed copy of the Registration Rights Agreement;

(iii)          an executed copy of the Indenture, including the terms and provisions of the Guarantees;

(iv)          the Certificate of Formation of the Company;

(v)           the Limited Liability Company Agreement of the Company, as amended to date;

(vi)          certain resolutions adopted by the members of the Governing Board of the Company relating to the Exchange Offer, the Indenture, the issuance of the LLC Guarantee and related matters;

(vii)         the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

(viii)        the form of the Exchange Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion set forth herein is limited to the Delaware Limited Liability Company Act and the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the LLC Guarantee will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the performance by the Company of its obligations under the LLC Guarantee do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except that we do not make this assumption for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP